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July 12, 1996



Mr. Thomas J. Fitzpatrick
12032 Creek Bend Drive
Reston, VA  22070

Dear Tom:


          I am pleased to extend to you an offer of employment with DecisionOne Corporation in the position of Vice President and Chief Financial Officer, reporting to me. Your base compensation will be an annual salary of $190,000, paid biweekly. A bonus of $30,000, less applicable taxes, will be paid to you within two weeks following your employment date with DecisionOne. You will be eligible for an annual bonus, targeted at $90,000 with potential up to $180,000. The actual bonus amount depends on our financial performance and your performance against personal performance objectives. Subject to approval of the Stock Option Committee of the Board of Directors, you will be granted options to purchase 100,000 shares of DecisionOne stock, vesting 25% per year over the next four years, with the exercise price set at the fair market value on the day of the Committee's approval. I recognize that your acceptance of this offer depends on the actual grant and I will make every effort to have the Committee meet within two weeks following your employment date.

          You will be eligible for relocation assistance as you move your home to the Frazer area. Attached you will find the standard Relocation
Reimbursement Plan.   Your relocation assistance plan will have the following
additions to the Standard Plan:

1.        You will be reimbursed up to a total of $60,000 for the sum of:

          . The loss, if any, on your Reston home between your purchase price and selling price. This reimbursement will be treated as subject to taxation.

          .  Interim living expenses in excess of the Standard Plan.

          . A gross-up to cover the impact of federal, state, and Medicare income taxes on the above reimbursements.

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2.        In addition, the Company will gross-up for the tax impact of reimbursements associated with the Standard Plan. The tax gross-ups will be calculated at 54.44% of the reimbursements which are subject to federal taxation. That gross-up percentage will neutralize the tax impact on you assuming the maximum federal tax rate remains at 31%, the Pennsylvania income tax rate remains at 2.8%, and the Medicare tax remains at 1.45% of income.

          Administratively, your relocation plan will advance funds to you on an as needed basis according to the terms of the Plan and according to your cash flow requirements due to the timing of relocation events. The open advance shall not at any time exceed $100,000. You will be expected to submit contemporaneous expense reports to reduce the advance. Your final expenses should be submitted within 30 days of your move to your new home. You and DecisionOne will true-up any open advance within two weeks of your final submission, and the net amounts due, including payment of the gross-up, will be paid by the owing party to the other party.

          Assuming you accept this offer of employment, you will be an "at-will" employee of DecisionOne and no statements contained in this letter or otherwise made to you by any officer or employee of the company can change that status. In addition, you will be an "executive officer" of DecisionOne Holdings Corp. and therefore subject to certain disclosure requirements, stock trading restrictions and other requirements of the federal securities laws.

          If your employment by the Company is involuntarily terminated without cause, other than by reason of death or disability, and you are not offered employment in an executive capacity by another DecisionOne Holding Corp. company, the Company will pay to you, during the twelve (12) month period commencing with the effective date on which your employment is so terminated (the "Severance Period",) in lieu of all other severance payments from the Company, an aggregate amount equal to your then current annual base salary, payable in equal biweekly installments in accordance with the Company's normal payroll practices, provided, however, that if you shall become employed by another organization at any time during the Severance Period, then during the remainder of the Severance Period, each such installment payment shall be reduced to one-half the amount otherwise so payable, and the total shall be reduced accordingly. In addition, during the Severance Period, you will be entitled to continue to receive the standard medical, dental, and life insurance coverage paid by the Company as in effect on the date of termination, provided, however, that if you shall become employed by another organization during the Severance Period as aforesaid, such benefits shall forthwith cease and terminate at the time you become eligible for coverage under the medical insurance plan of such organization, but in no case shall the Company's obligation to provide standard medical, dental and life insurance coverage go beyond the Severance Period.

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          For the purposes of this letter, "cause" shall mean a determination by the Board of Directors or the Chief Executive Officer of DecisionOne that you
(i) failed to obey the reasonable and lawful orders of the Board of Directors,
(ii) acted with gross negligence in the performance of your duties, (iii) willfully breached or habitually neglected your duties, or (iv) committed a felony or any act involving dishonesty, fraud, or moral turpitude.

          DecisionOne will recognize your service at Bell Atlantic through October 20, 1995 because of your prior employment at BABSS. Therefore, upon your hire date with DecisionOne, your service credit will be recognized for the purposes of vacation entitlement and medical plan participation. Specifically, you will accrue vacation entitlement at the rate of four weeks per year and you will be exempted from the pre-existing conditions clause of the medical plan. In addition, your prior service credit will be recognized upon one year of service with DecisionOne for the purpose of vesting in the Employee Stock Ownership Plan, also known as the 401(k) match.

          You and your eligible dependents will be covered by default medical and dental coverage from your first day of employment. However, the medical policy does have a pre-existing illness clause. Should you or one of your dependents wish to discuss this clause please call our benefits hotline at (800) 860-1647. Approximately 2-3 weeks after your employment you will receive a customized benefits enrollment form from Corporate Health Administrators. More detail can be found in the Benefits Summary enclosed.

          This offer of employment is contingent on your ability to provide information required by the Immigration Reform and Control Act of 1986. This federal law requires employers to verify and document both the identity and employment eligibility of all persons hired. DecisionOne employees must complete
Section 1 of Form I-9 "Employee Information and Verification" and present to DecisionOne documents establishing identity and employment eligibility.

          Tom, please sign in the space provided on the final page of this letter to accept this offer of employment and call me to schedule your first day of employment. Return the signed letter to me or bring it with you on your first day of employment. This offer of employment is contingent upon your signature of the enclosed Employee Business Conduct Agreement and satisfaction of the I-9 Requirement. You will be given a set of forms for completion on your first day of employment. This set of forms must be completed on your first day of employment and returned to the Human Resources Department.

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          I look forward to hearing from you today. Please contact me at
610-725-2500 if you should have any questions.

Sincerely,



Ken Draeger


Attachments:  Benefits  Summary
              Business Conduct Agreement
              Relocation Reimbursement Plan

I accept the offer of employment as outlined above.



- -------------------------------          ----------------
     Thomas J. Fitzpatrick                    Date

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